                                   Exhibit 3.2

                                OPTION AGREEMENT

Made as of the    day of   , 1995.

BETWEEN:

                    INTERNATIONAL TELEPRESENCE (CANADA) INC.
                       a corporation organized pursuant to
                           the federal laws of Canada

                        (hereinafter called the "Issuer")



                                                              OF THE FIRST PART;

                                        o
                               of the City of o ,
                               of the Province of o

                       (hereinafter called the "Optionee")

                                                             OF THE SECOND PART.

         WHEREAS the Optionee is either a director, officer, employee or service provider of the Corporation; and

         WHEREAS the Issuer believes that the interest of the Optionee in the Corporation will be enhanced by affording the Optionee an opportunity to afford shares in the capital of the Corporation under and pursuant to Stock Option Plan #1 (the "Plan"); and

         WHEREAS pursuant to Stock Option Plan #1, a grantee of options under the plan is required to enter into a form of stock option agreement, said form being this Agreement; and

         WHEREAS on August 22, 1994, the shareholders of the Corporation approved the Plan;

         NOW THEREFORE this agreement witnesses that in consideration of the sum of one dollar ($1.00) and after good and valuable consideration now paid by the Optionee to the Corporation (the receipt and sufficiency whereof is hereby acknowledged by the Corporation), it is agreed by and between the parties hereto as follows;

1. In this agreement the term "Share" or "Shares" shall mean, as the case may be, one or more common shares in the capital of the Corporation as constituted as of the date hereof, and the term "Option" or "Options" as the case may be, shall mean the Option granted by this agreement. The term "Year", when used herein to refer to a year of the term of the Option, shall mean a period of 12 successive calendar months commencing on the date hereof or on an anniversary of the date hereof, all as more particularly set forth in the table in Schedule "A" attached hereto, incorporated hereunder and initialled by the parties hereto.

2. The Corporation hereby grants to the Optionee, subject to the terms and conditions set out herein, an irrevocable option to purchase in the aggregate that number of shares described as "Number of Optioned Shares" in paragraph 3 of Schedule jAi" hereto (the said Shares, in the aggregate, of being herein collectively called the "Optioned Shares").

3. The purchase price for each of the Optioned Shares shall be at the price set out in paragraph 2 of Schedule "A" hereto.

4. The Optionee shall have the right to exercise the Option with respect to all or any part of the Optioned Shares from time to time available in accordance with the provisions of this agreement commencing on the date shareholder approval is obtained to the Plan and expiring on the close of business of the date described as "Expiry Date" in paragraph 4 of Schedule "A" hereto. After the Expiry Date, the option shall forthwith expire and terminate and be of no further force and effect whatsoever as to such of the Optioned Shares in respect of which the Option has not been exercised.

5. In the event of the death of the Optionee on or prior to the Expiry Date, while in the employment of the Corporation, the Option may be exercised as to all or any of the Optioned Shares in respect of which the Optionee would have been entitled to exercise the Option hereunder at the time of his or her death, as if he or she had survived, by the legal representatives of the Optionee at any time up to and including, but not after, that date which is 1 year following the date of death of the Optionee or prior to the close of business on the Expiry Date, whichever is earlier.

6. In the event of the resignation of the Optionee as an employee of the Corporation or the discharge for cause of the Optionee as an employee of the Corporation prior to the Expiry Date, the Option and this agreement shall in all respects forthwith cease and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares in respect of which the Option had not previously been exercised, upon notice of such resignation being received by the Corporation, or upon notice of such discharge being given by the Corporation to the Optionee. For the purpose of this Agreement, the determination by the Corporation shall be binding upon the Optionee.

7. In the event of the termination of employment of the Optionee by the Corporation other than in the circumstances referred to in Sections 5 or 6 above, the Optionee may exercise the Option to the extent that the Optionee was entitled to do so at the time of such termination of employment at any time up to and including, but not after, that date which is 30 days following the date of said termination of employment, or prior to the close of business on the Expiry Date, whichever is earlier. Notwithstanding the foregoing, this Section 7 is not applicable to the termination of employment of the Optionee if the Optionee was, at the time of termination, solely a director of the Corporation.

8. Subject to the provisions of Sections 5, 6 and 7 hereof, the Option hereby granted shall be exercisable, at any time or from time to time as aforesaid, by the Optionee or in the case of death by the Optionee's legal representatives, personally delivering or sending by prepaid registered mail a notice in writing addressed to the Corporation at 648 West 6th Avenue, Vancouver, B.C. V5Z 1 A3 which such notice is being exercised and shall be accompanied by payment, by cash or certified cheque, in full of the purchase price for such number of optioned shares so specified therein. Any such mailed notice shall be deemed received on the fifth day following that date in which an envelope containing same was deposited duly addressed, registered and postage prepaid, in a mail box or post office in Canada. If at the time of mailing or within four (4) days thereafter there shall be a strike, interruption or lock-out in the Canadian postal service, such notice shall be given by personal delivery. Upon any such exercise of Option as aforesaid, the Corporation shall forthwith cause the transfer agent and registrar of the Corporation to record in the securities register of the Corporation the issuance of the Optioned Shares, in respect of which the Optionee has exercised the Option, and at the request of the Optionee and at the Optionee's expense, deliver to the Optionee within thirty (30) days following receipt by the Corporation of any such notice of exercise of option a certificate or certificates in the name of the Optionee representing in the aggregate such Number of Optioned Shares as the Optionee shall have paid for pursuant to this Section 8.

9. Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase or pay for any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised the Option in the manner provided in this agreement.

10. (a) In the event of any subdivision or redivision of the Shares into a greater number of Shares at any time after the grant of an Option to the Optionee and prior to the Expiry Date of such Option, the Corporation shall deliver to the Optionee at the time of any subsequent exercise of his or her Option, in accordance with the terms hereof in lieu of the number of Shares to which he or she was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefore such number of Shares as the Optionee would have held as a result of such subdivision or redivision if on the record date thereof the Optionee had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

         (b) In the event of any consolidation of the Shares into a lesser number of Shares at any time after the grant of an Option to the Optionee and prior to the Expiry Date of such Option, the

Corporation shall deliver to the Optionee at the time of any subsequent exercise of his or her Option in accordance with the terms hereof in lieu of the number of Shares to which he or she was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefore, such number of Shares as the Optionee would have held as a result of such consolidation if on the record date thereof the Optionee had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

         (c) If at any time after the grant of an Option hereby to the Optionee and prior to the Expiry Date, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in (a) and (b) above, or the Corporation shall consolidate, merge or amalgamate either into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the "Successor Corporation"), the Optionee shall be entitled to receive upon the subsequent exercise of his or her Option in accordance with the terms hereof and shall accept in lieu of the number of Shares then subscribed for but for the same aggregate consideration payable therefore, the aggregate number of shares of the appropriate class and/or other securities of the Corporation or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change of shares or, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change of shares or the effective date of such consolidation, merger or amalgamation, as the case may be, he or she had been the registered holder of the number of Shares to which he or she was immediately theretofore entitled upon such exercise.

11. The Optionee shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of Optioned Shares in respect of which the Optionee shall have exercised the Option in the manner provided herein and which the Optionee shall have actually taken up and paid for.

12. Time shall be of the essence of this agreement.

13. This agreement is personal to the Optionee and shall not be assigned by the Optionee in whole or in part.

14. The foregoing provisions of this agreement shall not become effective until any requisite approval of any regulatory authority is obtained to the granting of the Option as provided for herein and in any other agreements entered into or proposed to be entered into by the Corporation and its employees providing for the purchase by the employees of Shares in the capital of the Corporation. In the event that any approval of any regulatory authority is required and is not so obtained, this agreement shall terminate and cease to be of any force or effect.

15. This agreement shall enure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Optionee and, subject as is hereinbefore provided, to the heirs, executors, administrators and permitted successors of the Optionee.

         IN WITNESS WHEREOF this agreement has been executed under the seal of parties hereto.

DATED at Vancouver, B.C. this _____ day of _______________, 199 o .

                                          INTERNATIONAL TELEPRESENCE
                                          (CANADA) INC.

                                          Per:                               c/s
                                              -------------------------------


                                          Per:
                                              ----------------------------------

                                          OPTIONEE



------------------------------------      --------------------------------------
Witness

         IN WITNESS WHEREOF this agreement has been executed under the seal of parties hereto.

DATED at Vancouver, B.C. this _____ day of _______________, 1995.

                                          INTERNATIONAL TELEPRESENCE
                                          (CANADA) INC.

                                          Per:                               c/s
                                              -------------------------------


                                          Per:
                                              ----------------------------------

                                          OPTIONEE



------------------------------------      --------------------------------------
Witness

                                  SCHEDULE "A"

                            Re Stock Option Plan #1.



1. The Optionee is       .

2. The purchase price for each of the Optioned Shares is   .

3. The Number of Optioned Shares is    .

4. Expiry Date is       .

Initials of the Optionee                   Initials of the Authorized Officer of
                                           the Corporation

------------------------------------       -------------------------------------

                                                            As at March 31, 1995

                    INTERNATIONAL TELEPRESENCE (CANADA) INC.

                         STOCK OPTION PLAN #1 CHECKLIST

                        TOTAL OPTIONS RESERVED: 1,883,534


                                                                           Date                   No. of      No. of
                        No. of       Date         Expiry       Exercise    Exercised/  Previous   Options     Options
Grantee                 Options      Granted      Date         Price       Cancelled   Balance    Exercised   Cancelled   Balance
-------                 -------      -------      ----         -----       ---------   -------    ---------   ---------   -------

  Andre Fortier         100,000      09/21/94     09/21/99     $1.35       12/19/94                           100,000        0

Intermark Resource      400,000      09/21/94     09/21/99     $1.35       12/19/94                           400,000        0
   Grow, Corp.

  Norman Baldwin        100,000      09/21/94     09/21/99     $1.35       12/19/94                           100,000        0

  Tony Greening         250,000      09/21/94     09/21/99     $1.35                                                      250,000

   Tom Mitchell         250,000      09/21/94     09/21/99     $1.35                                                      250,000

    Erwin Sui           100,000      09/21/94     09/21/99     $1.35                                                      100,000

  Nigel Horsley         100,000      09/21/94     09/21/99     $1.35       03/31/95                           100,000        0

  Ron Cunningham         50,000       09/21/94     09/21/99     $1.35                                                       50,000

   Peter Adams          175,000      09/21/94     09/21/99     $1.35       02/24/95                           175,000        0

 Bernard Laurent        300,000      12/19/94     12/18/99     $0.80                                                      300,000

  Total Options                                                                                                           950,000
Outstanding as at
     03/31/95

Total Options Not                                                                                                          58,534
  Granted as at
     03/31/95